Exhibit 10.4

FLEXENERGY GREEN SOLUTIONS, INC.

BOARD CHAIRPERSON COMPENSATION AGREEMENT

This Board Chairperson Compensation Agreement (this “Agreement”), dated as of December 13, 2021 is entered into by and between FlexEnergy Green Solutions, Inc., a Delaware corporation (the “Company”), and George P. Walker (“Director”).

WHEREAS, the Company and its board of directors (the “Board”) desire for Director to serve the Company as a director, the Chairperson of the Board of Directors and the Chairperson of the Company’s audit committee, compensation committee and nominating and corporate governance committee.

NOW THEREFORE in consideration of the mutual benefits to be derived from this Agreement, the Company and Director hereby agree as follows:

1.                   Director Duties. Director agrees to serve as a director of the Company, the Chairperson of the Company’s Board of Directors, and the Chairperson of the Company’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, until Director’s successor is duly elected and qualified or until Director’s earlier death, resignation, retirement, disqualification or removal.

2.                   Compensation and Benefits. For so long as Director serves as the Chairperson of the Company’s Board of Directors, and the Chairperson of the Company’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, Director shall be compensated as follows:

(a)                Retainer Fees. Director shall be entitled to receive an initial retainer fee of $93,750 paid by December 15, 2021, and quarterly retainer fees of $31,250 by the end of each calendar quarter (the “Quarterly Fee”), commencing with an initial Quarterly Fee paid by December 31, 2021. These retainer fees are in lieu of, and Director shall not be entitled to any other, cash retainer or meeting fees payable to other members of the Board. The Quarterly Fee shall be paid at the end of each calendar quarter during which Director serves the Company in the capacities described in Section 1; provided however, that the final Quarterly Fee shall be prorated based on the portion of such calendar quarter during which Director serves the Company in the capacities described in Section 1.

(b)                Reimbursement of Expenses. The Company shall pay or reimburse Director for all travel, business and entertainment expenses incurred by and reasonably necessary for Director to perform Director’s duties for the Company in accordance with such policies and procedures as the Company may from time to time and subject to the Company’s normal requirements with respect to reporting and documentation of such expenses.

(c)                Incentive Award Plan Eligibility. Director shall be eligible to participate in, and receive one or more grants under, the FlexEnergy Green Solutions, Inc. 2021 Incentive Award Plan. Any such awards and the terms and conditions thereof shall be subject to the discretion of the Board and set forth in award documentation as the Board deems reasonably necessary in connection with any such award.

(d)                No Withholding. In Director’s service to the Company pursuant to this Agreement, Director shall not be an employee of the Company. The Company shall report compensation paid hereunder consistent with the foregoing and Director shall be liable for all taxes associated herewith.

(e)                Additional Benefits. The Company shall also provide Director with other benefits provided from time to time to its other directors, including directors’ and officers’ insurance coverage and director indemnification rights.

3.                   Termination. At any time, Director may be removed as Chairperson and/or as a director as provided in Company’s certificate of incorporation, bylaws and applicable law. Director may resign as Chairperson and/or as director as provided in Company’s certificate of incorporation, bylaws and applicable law. Notwithstanding anything to the contrary contained in or arising from this Agreement or any statements, policies, or practices of Company, neither Director nor Company shall be required to provide any advance notice or any reason or cause for termination of Director’s status as Chairperson or a director, except as provided in Company’s certificate of incorporation, bylaws and applicable law.

4.                   Entire Agreement; Amendment. This Agreement contains the entire agreement between the Company and Director with respect to the subject matter hereof. This Agreement may not be amended, waived, changed, modified or discharged except by an instrument in writing executed by or on behalf of the party against whom enforcement of any amendment, waiver, change, modification or discharge is sought. No course of conduct or dealing shall be construed to modify, amend or otherwise affect any of the provisions hereof.

5.                   Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person, delivered by express mail or other expedited service or upon receipt if mailed, postage prepaid, via registered mail, return receipt requested.

6.                   Assignability. This Agreement shall not be assignable by either party and shall be binding upon, and shall inure to the benefit of, the heirs, executors, administrators, legal representatives, successors and assigns of the parties. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume this Agreement and agree expressly to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets that executes and delivers the assumption agreement described in this Section 6 or which becomes bound by this Agreement by operation of law.

7.                   Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware without regard to conflict of laws principles that would otherwise result in the application of the laws of any jurisdiction other than the State of Delaware.

8.                   Waiver and Further Agreement. Any waiver of any breach of any terms or conditions of this Agreement shall not operate as a waiver of any other breach of such terms or conditions or any other term or condition, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof. Each of the parties hereto agrees to execute all such further instruments and documents and to take all such further action as the other party may reasonably require in order to effectuate the terms and purposes of this Agreement.

9.                   Headings of No Effect. The Section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

10.               Counterparts. This Agreement may be executed in two or more counterparts, and with counterpart signature pages, all of which together shall for all purposes constitute one Agreement. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above written.

COMPANY:

FlexEnergy Green Solutions, Inc.

By:	/s/ Mark G. Schnepel
Name:	Mark G. Schnepel
Title:	Chief Executive Officer

DIRECTOR:

/s/ George P. Walker
George P. Walker